UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SChedule 14A

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Vulcan Materials Company

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April 29, 2013

Dear Fellow Shareholders,

We are writing to ask for your support at Vulcan Materials Company’s May 10, 2013, Annual Meeting by voting “FOR” Proposal 2, Advisory Vote on Executive Compensation (“Say-on-Pay”) and “AGAINST” Proposal 6, Shareholder Proposal on Independent Chair of the Board of Directors. You can view our Proxy Statement under the Investor Relations tab at www.vulcanmaterials.com.

Contrary to the Board’s recommendation, and the favorable recommendation of leading proxy advisory firm Glass Lewis & Co., ISS Proxy Advisory Services (“ISS”) recently recommended that its clients vote against the Say-on-Pay proposal. We believe the ISS recommendation is based on incorrect information and a misunderstanding of our compensation practices. Further, while ISS acknowledged that we have instituted a “robust” lead independent director structure and stated that they saw “no performance concerns,” ISS recommended that its clients support the shareholder proposal calling for an independent Chair of the Board of Directors, solely on account of the same, unfounded concerns about our executive compensation program.

VULCAN COMPENSATION IS ALIGNED WITH COMPANY PERFORMANCE

According to Glass Lewis, “the Company maintains a well-designed executive compensation program” that has “aligned executive compensation with performance.” Even ISS’ own report, under the heading “Pay for Performance Evaluation” (p.13), demonstrates that Vulcan’s executive compensation is aligned with the Company’s performance. Consistent with a pay-for performance philosophy, a substantial portion of the total compensation for each of our top executives is directly related to our company’s earnings, to the value of our common stock, and to other performance factors that measure progress against the goals of our operating and strategic plans.

The Company’s Total Shareholder Return (“TSR”) for 2012 was 32.4%, compared to the S&P 500 Index TSR of 16%. As the chart below shows, Vulcan’s CEO compensation has tracked total shareholder return over the past several years. It is not surprising, therefore, that Vulcan’s Say-on-Pay proposals have been supported by more than 93% of the shares voted at each of our last two annual meetings.

ISS’ OPINIONS ON VULCAN’S COMPENSATION PROGRAM ARE FACTUALLY WRONG

In its report, ISS suggests that Vulcan’s Board of Directors changed the metric by which we measure management’s short-term performance in our compensation program in order to influence the level of payouts. In fact, our application of the new metric that we are using to measure incentive performance – “Adjusted EBITDA” – resulted in proposed bonus payments in 2012 that were 14% lower than executives would have been awarded under the prior metric, “Economic Profit.”

ISS appears to have ignored the fact that the Board’s Compensation Committee, utilizing its discretion, chose not to award cash bonuses to top executives for 2010 and 2011, even though use of the Economic Profit metric generated potential awards.

The principal reason for the change from an Economic Profit metric to Adjusted EBITDA, was that Adjusted EBITDA is more transparent and easier for our shareholders and incentive plan participants to understand. In addition, the new metric reinforces the goals of the Company’s Profit Enhancement Plan, which was announced in 2012. The Profit Enhancement Plan goals are measured in Adjusted EBITDA growth. In fact, Adjusted EBITDA increased in 2012 by $59.5 million.

VULCAN’S CEO HAS WAIVED THE FEATURES IN HIS CHANGE IN CONTROL EMPLOYMENT AGREEMENT THAT ISS FOUND OBJECTIONABLE

In its report, ISS raised objections to certain features contained in the Vulcan CEO’s Change in Control Employment Agreement, which have been in place for the last 13 years. Vulcan’s CEO has signed a written waiver to remove the features to which ISS objects (i.e., the modified single-trigger termination right, the inclusion of target long-term incentive value in the calculation of cash severance, and the Section 280G excise tax gross-up). This waiver was filed with the U.S. Securities and Exchange Commission on April 29, 2013.

VULCAN’S CEO HAS NOT RECEIVED AN INCREASE IN BASE SALARY SINCE 2007 OR A CASH BONUS FROM 2008 - 2011

ISS maintains that our CEO’s base salary and bonus opportunity were pushed higher because of the presence of “unusually large” companies in the peer group used for benchmarking, ignoring the fact that our compensation consultant always adjusts for company size in its benchmarking analysis. As clearly stated in our proxy statement, this “regression analysis” ensures that absolute size of peer group companies has no impact on the recommended level of base salary or bonus opportunity for our CEO. More to the point, our CEO did not receive a base salary increase in 2012, has not received one since 2007, and did not receive a cash bonus for years 2008, 2009, 2010 and 2011.

ISS’ SUPPORT FOR THE SHAREHOLDER PROPOSAL ON THE INDEPENDENT BOARD CHAIR IS BASED SOLELY ON ITS CONCERNS REGARDING EXECUTIVE COMPENSATION

While noting that Vulcan already has a “counterbalancing governance structure to a combined chair/CEO with a robust lead director and no performance concerns at this time,” ISS nevertheless has recommended that its clients vote in favor of a shareholder proposal to require an independent board chair.

The ISS recommendation disregards the significant initiatives Vulcan has taken to further enhance its corporate governance structure, including voluntarily adopting majority voting in the election of directors, and putting the elimination of the supermajority voting provisions in our Certificate of Incorporation and declassification of our Board of Directors to binding shareholder votes -- with the Board’s recommendation in favor of each.

We urge shareholders to review our Proxy Statement. If you have any questions or would like additional information, please contact MacKenzie Partners, Inc., Vulcan’s proxy solicitor, toll-free at 1-800-322-2885 or 212-929-5500 (call collect).

Your vote is important. We urge you to vote:

“FOR” Proposal 2, Advisory Vote to Ratify Named Executive Officers’ Compensation and

“AGAINST” Proposal 6, Shareholder Proposal on the Independent Chair of the Board of Directors

On behalf of the Board of Directors, we thank you for your continued support of Vulcan Materials.

Sincerely,

  /s/ Donald B. Rice

Donald B. Rice

Compensation Committee Chair

Board of Directors, Vulcan Materials Company

Sincerely,

  /s/ Phillip W. Farmer

Phillip W. Farmer

Lead Director

Board of Directors, Vulcan Materials Company